Exhibit 10.25
PRIVATE AND CONFIDENTIAL
22/02/2024
Amitabh Misra
[***] [***] [***]
[***]
[***]

Dear Amitabh,

We are pleased to offer you the position of Sprinklr’s Chief Technology Officer via employment with Sprinklr India Private Limited, a group company of Sprinklr, Inc. (USA) with a registered office in India – Karnataka - Bangalore (Collectively: “Sprinklr” or “the Company”). This letter sets forth the terms and conditions of that employment.

a)Your appointment will be effective on the first day of your employment.

a.Subject to successful background verification, we anticipate your start on 01/04/2024 (the “Start Date”).

a.Place of work – You will be based in India - Haryana - Gurgaon. However, your services are transferable to any place in the country or abroad or to any of the company’s associate or its subsidiary client location either for a temporary or permanent period in the future which may be required for the Company’s business, subject to negotiation and mutual agreement. You will report to such person as may be designated by the Company from time to time. Your work timings shall be at discretion of the organization and in accordance with the laws of the land.

a.During the period of your employment, you shall devote your entire working time for or at the direction of the Company or its affiliates. You will not simultaneously take up any other work for remuneration (part time or otherwise), without disclosure to and approval by the Company.

Salary / Compensation

Your initial base salary will be ₹36,475,340.00 per year in accordance with the Company’s standard payroll schedule for salaried employees (currently once a month), subject to standard withholding and applicable taxes. In addition to your salary, you will be eligible for an annual bonus in the “target” amount of 90% of your base salary equal to ₹32,827,806.00 under Company’s Annual Bonus Plan. Bonus payment is dependent upon Company achievement, and the total amount of funds available for allocation and distribution pursuant to the Annual Bonus Plan will be determined by the compensation committee of the Company’s board of directors in its sole discretion. If awarded, bonus payments are generally payable in the quarter following the end of the Company’s ﬁscal year and in accordance with the Company’s regular pay practices. With your Initial base salary rate and target annual bonus, your total target annual earnings will be ₹69,303,146. Your Annual Gross Compensation will be as set forth on the Compensation Breakup Exhibit- A. You are solely responsible for filing returns, declarations and implications arising thereof for all personal & income tax purposes and will be governed by the tax laws.

The Company reserves the right to withhold tax at source from any component of your compensation as required by applicable law. The Company shall provide you with evidence of such tax deduction in the manner and within the timeframe required by applicable law. Your compensation is based on your qualifications, skill sets and overall experience. Therefore, the compensation payable to you by the

Exhibit 10.25
Company is unique and personal to you and any comparison of the same with those of others will be of no relevance. Your compensation is expected to be held in confidence.

You agree that if any annual bonus linked with production/productivity or other compensation paid to you by the Company shall be in lieu of any bonus required to be paid to you under the statutory laws of India.

In addition to your salary, you will be eligible to receive a one-time joining bonus of up to ₹8,289,000. This amount shall be paid to you along with your First month’s salary. The Company shall, subject to compliance with applicable laws, be entitled to recover the Joining Bonus paid to you in the event of your resignation or termination for cause from services of the Company within one year of date of employment.

Company Stock

The Company will recommend that the compensation committee of the Company’s board of directors grant you an award of restricted stock units (“RSUs”) in respect of a number of common shares of the Company equal to USD $4,500,000 (the “Equity Award”). The price used to convert the Equity Award will be based on the month following your date of hire and will be calculated using the 30 trading-day average share price as determined on the 10th of that month. The Equity Award will be granted to you on the 15th of the month following your Start Date. The vesting commencement date of your Equity Award will be on the first quarterly date (March 15, June 15, September 15, or December 15, each, a “Quarterly Date”) following the month of your Start Date. Your Equity Award will vest over a four-year period as follows: the first 25% will vest one year from your vesting commencement date and the remainder will vest in twelve substantially similar equal installments on each Quarterly Date thereafter, subject to your continuous employment with the Company through each vesting date. The Equity Award will be subject to the terms and conditions under the Sprinklr, Inc. 2021 Equity Incentive Plan and the applicable RSU grant notice and award agreement, and the Company’s policies in effect from time to time. Note that, while RSUs have an estimated value at the time of grant, the actual value will depend on the future performance of the Company’s stock and the fair market value of your Equity Award upon vesting, which may be higher or lower than the value at grant.

Notice Period

Either party may terminate this agreement by giving 60 days’ prior notice in writing to the other party. It is at the sole discretion of the Company to relieve you earlier than the 60 days’ notice period. The Company may terminate this agreement without cause by giving you 60 days’ notice in writing or, in its sole discretion, by paying salary in lieu of the un-served notice period. Notice to terminate this agreement will be accepted by the Company only when it is issued in a form wherein your identity is ascertainable (such as hard copy letter with original signatures, email from official email ID only). Notice of termination in electronic form where such identity cannot be ascertained such as SMS, social media posts/messages or personal email shall not be accepted as adequate notice of termination for the purposes of this agreement.

Should you resign during the first year of your employment, the Company reserves the right to recover from you all reasonable and documented expenses incurred with regard to any training and development, relocation, special education, upskilling (including certifications), subscriptions, memberships or any on the job training provided to you in the course of your employment with the

Exhibit 10.25
Company. The Company can also withhold issuance of the relieving letter till the acceptance of the resignation letter and/or completion of assigned tasks, settling of dues. Notice to terminate this contract will be accepted by the Company only when it is issued in a form wherein your identity is ascertainable (such as hard copy letter with original signatures, email from official email ID only). Notice of termination in electronic form where such identity cannot be ascertained such as SMS, social media posts/messages or personal email shall not be accepted as adequate notice of termination for the purposes of this agreement.

Termination

Your employment may be terminated by the Company by providing a reason for Cause’ as defined under Severance and Change in Control Plan, as adopted by the Board on May 1, 2019 and amended on September 24, 2023 and February 3, 2024 and as may be further amended from time to time (the “Severance and CiC Plan”). A copy of the ‘Severance and CiC Plan’ document will be provided to you on along with this letter.

In the event of termination of your employment for Cause, you shall not be entitled to any compensation from all offices held by you in the Company and any of its subsidiaries and associates other than contractual and statutory dues, calculated up to the last date of employment, except in cases whether statutory deductions are permissible for the act of misconduct carried out by the employee, and you shall forthwith quit, hand over and deliver to the Company or to any person nominated by us for this purpose, use, occupation, control and vacant possession of any of the assets or other movable and immovable property of or belonging to the Company, including, without limitation, the laptop, computer, memoranda, correspondence, notes, records, reports, sketches, plans, letterheads, visiting cards or other documents and any copies or reproduction thereof in any medium whatsoever, and all other Confidential Information (pertaining to the Company or its business) whether or not the property was originally supplied to him/ her by the Company.

In the event your employment is terminated, you hereby agree to enter into a separation and settlement agreement with the Company (if deemed necessary by the Company), which shall inter alia capture your settlement amount and all obligations towards the Company post the termination of employment.

Statutory Benefits

Provident Fund: Statutory related payments like Provident Fund will be deducted from your salary, which would be governed by the relevant statutory laws as may be applicable from time to time.

Gratuity: You will also be eligible for gratuity upon successful completion of the employment of such period as prescribed in such Act from time to time.

Statutory Compliance

Income-tax and Professional Tax will be deducted from your salary, as applicable.

Medical Insurance*

Exhibit 10.25
You and your dependents will be covered under the Company Mediclaim Policy of up to Rs. 5,00,000/- and Personal Accident Insurance up to Rs. 25,00,000/-.

*This cover/benefit may change based on the most recent policy, renewed annually by the Company.

Flexible Benefits

During your employment with the Company, you will be entitled to participate in all our customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. The Company reserves the right to change, amend or rescind its benefit plans and programs and alter employee contribution levels at its discretion.

Leave

You will be granted up to 18 paid vacation days per calendar year (prorated for the first calendar year, based upon your Start Date), which may be used in accordance with the terms of the Company’s vacation policy in effect from time to time.

Background Checks

You have represented to the Company that all the content of your resume, testimonials, references, application form, previous employment details and other information furnished by you are true and accurate. This offer of employment with the Company is contingent upon the satisfactory completion of reference and background checks that may be conducted on you. In the event the Company is not satisfied with the results of the background check conducted on you, the Company has all the rights to terminate your employment forthwith. Further, if any declaration given or information furnished by you to the Company proves to be false or misleading in any manner or you have willfully suppressed any material information, in such event, your employment will be terminated forthwith without any notice or compensation in lieu thereof and you will be liable for any damages which may have been caused to the Company directly or indirectly.

Travel

You may be required to undertake travel for Company’s work, and you will be reimbursed expenses incurred on account of such travel as per the Company’s guidelines.

Transfer of Employment

You agree and acknowledge that, subject to reasonable negotiation and mutual agreement, your employment can be transferred to any other Sprinklr company, affiliates, or a joint venture company currently existing or which may get incorporated in the future whether in India or abroad.

The terms & conditions, policies of such Sprinklr entity, joint venture, and laws of the land of the new location of employment are applicable from time to time.

Retirement

Exhibit 10.25
Upon expiry of the period of probation, this agreement shall expire automatically when you attain retirement age. The normal age of retirement is 60 years.

Compliance with Company policies

You agree at all times to act in a professional and courteous manner and comply with all of the Company’s policies, conditions, and workplace guidelines in force from time to time. You are also required to complete all the mandatory training notified to you in any mode of communication.
The following are the list of policies which are inclusive, and not limited to be adhered to the time while being on employment with Sprinklr.

a)Global Employee Handbook
b)Code of Conduct
c)Global Harassment and Discrimination policy
d)Prevention of Sexual Harassment Policy
e)Travel & Expense Policy
f)IT Policy
g)Variable Compensation Terms & Conditions and applicable Commission Plan

Code of Conduct

Your employment is also governed by the Sprinklr ‘Code of Conduct’. A copy of the ‘Code of Conduct’ document, which is incorporated herein by reference, will be made available to you on the date of start of employment. This offer is conditional upon your endorsing the ‘Code of Conduct’ document, indicating acceptance to be governed by the terms as laid out and any subsequent changes, during and after your tenure with our Company. Acknowledgement of you having understood the Code of Conduct and your commitment to abide by the covenants therein, through the course of your employment and thereafter, shall need to be completed within 7 days from your date of commencement of employment. You may be required to annually share your acceptance via digital mode. Failure to do so timely may be treated as non-compliance with the Company’s Code of Conduct.

Further, you agree to abide by all the Company rules, regulations, instructions, policies, practices, and procedures which the Company may amend from time to time.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its clients’ trade secrets, confidential and proprietary information, including client lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company’s Chief Executive Officer. You also will be required to execute the Company’s Non-Disclosure & Confidential Information Agreement annexed to this letter, the terms of which are in addition to the terms of this offer letter. By executing this letter below, you represent and warrant to the Company that you have no agreement with, or duty to, any previous employer or other person or entity that would prohibit, prevent, inhibit, limit, or conflict with the performance of your duties to the Company.

Entire Agreement

This agreement, including Non- Disclosure and Confidentiality Agreement, and the terms of the Company’s Severance and Change in Control Plan, as adopted by the Board on May 1, 2019 and amended on September 24, 2023 and February 3, 2024 and as may be further amended from time to time (the “Severance and CiC Plan”), shall constitute the full and complete agreement between you and

Exhibit 10.25
the Company and supersedes all prior agreements and understandings between you and the Company related to your employment. This agreement governed by the laws of the India and Company laws. This letter may not be modified, changed, or altered except in writing signed by you and the Company. In the event that any provision of this agreement is read as inconsistent with or contradictory to the provisions of the Severance and CiC plan, the provisions of the Severance and CiC plan shall apply.

On behalf of Agreed to and accepted by:
Sprinklr India Private Ltd.

/s/ Ragy Thomas

Ragy Thomas
Chief Executive Officer (Director – India)

Acceptance

/s/ Amitabh Misra

Amitabh Misra

Annexure “A”
Compensation Breakup

* Special Allowance includes all the eligible Flexi-components. Please refer to PeopleWorks payroll system for your eligible Flexi-Components to avail Income-tax benefit.

Annexure “B”
List of documents to be submitted on the date of joining Sprinklr India

S.No.	Description
1	All education certificates and mark sheets (X, XII, Graduation / PG/ Diploma as applicable)

Exhibit 10.25

2	Relieving letter from most recent employer or acceptance of resignation from most recent employer (to be followed within 30 days by original relieving letter)
3	Copy of a valid photo ID (e.g. PAN Card, Driving License, Passport)
4	Four passport size photographs
5	PAN Card
6	Other documents as indicated
Please bring along the originals for verification

Non-Disclosure & Confidential Information Agreement

As a condition of employment, you accept the following non-disclosure requirements:

1.Maintaining Confidential Information

a)You agree that during the course of your employment and thereafter, you will hold all Confidential Information in the strictest confidence, and to not use or disclose, in whole or in part, any of Sprinklr’s Company’s or its clients’ Confidential Information to any third party for any reason or purpose whatsoever, other than in the course of your employment with the Company, or with the prior written permission of Sprinklr’s Company’s Chief Executive Officer. All Confidential Information, in whatever form, are and shall remain the sole property of Company or the third party that provided such information to Company, and you shall not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder.

a.“Confidential Information” means and includes documents and all information whether written or un-written belonging to Company or Sprinklr Group, or belonging to any third party (e.g., any of Sprinklr’s affiliates, clients or vendors) and held in confidence by Company, that i) is not generally known to the public; ii) is designated or treated by Sprinklr or such third party as confidential; or iii) would be reasonably understood to be of a confidential nature for a company in Company’s industry. Confidential Information can be in any form and includes, but is not limited to all trade secrets, proprietary information relating to products, processes, know-how, designs, formulas, algorithms, models, methods, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, including Intellectual Property and Proprietary Rights (defined below), contracts, customer lists,

Exhibit 10.25
business plans, financial information, marketing plans, intercompany arrangements, and any existing or proposed acquisition, strategic alliance or joint venture.

a.The Confidential Information does not include:

i.Information that by means other than your deliberate or inadvertent disclosure becomes well known or is readily ascertainable by the public;
ii.Disclosures compelled by judicial or administrative proceedings following your diligent challenge to such disclosure having afforded us the opportunity to participate in the proceedings.

a.Company respects the confidentiality of third parties’ information. You agree to not use or disclose any information that is subject to confidentiality restrictions placed upon it by a third party, including prior employers, and Company expressly disclaims any request or requirement that you disclose or use any such information in furtherance of your duties as an employee of the Company.

a.All notes, data, information and/or memoranda of any nature and in particular the Confidential Information which shall be acquired, received or made by you during the course of this employment shall be surrendered by you to the Company at the termination of employment or at the request of the Company at any time during the course of employment or at any time thereafter..

1.Conflict of Interest

During the course of employment, you shall work exclusively for the Company or its affiliates or any third party (under instruction from the Company), and shall not engage yourself either directly or indirectly, wholly or partly either for monetary or non-monetary benefits as an employee, consultant, owner or promoter, in any trade, business, occupation, and assignment for any other company or firm unless prior written permission is given by your manager for you to undertake any work, including but not limited to freelance writing, designing etc. outside of the Company and its group entities.

You shall not perform any services for any competitor of the Company or any associate/affiliate of a competitor at all times, nor shall you otherwise serve any conflicting interest unless the Company first consents in writing.

1.Non-Compete

You hereby acknowledge and agree that during the term of this Agreement and for a period of three (3) months thereafter, you shall not, directly, or indirectly, in any individual or representative capacity, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by the Company.

1.Non-Solicitation

You shall not, during the course of your employment and for a period of 12 months from the date your employment terminates for whatsoever reason: -

a)Recruit, solicit, entice, assist, engage in or otherwise undertake (whether directly or indirectly) any activity with a view to recruiting any person then employed or under offer of employment

Exhibit 10.25
by the Company or its affiliates to join you in providing services to or becoming involved in any business activity in which you are involved outside the Company; or

a.Induce (whether directly or indirectly) any such person to breach their contract of employment with the Company or any of the group companies.

1.Intellectual Property

a)You shall during the term of this Agreement forthwith disclose to the Company every discovery, invention, improvement, design and secret process made, developed or discovered by you (whether alone or with any other person or persons) and all relevant Intellectual Property Rights (whether the same are capable of being patented or registered or not). You agree that all such information and materials shall belong to and be the sole and absolute property of the Company or its designee, as ‘works made for hire’. You hereby irrevocably relinquish all rights, including moral rights on any copyright work originated, conceived, written or made by you (either alone or with others) and agrees not to claim that any treatment, exploitation or use of the said works infringes such moral rights (including but not limited to, the right to be indemnified, the right to object to derogatory treatment and right against false attribution).
b)You will in no manner whatsoever use any confidential information or intellectual property that was procured in any of your previous employment(s), or which the Company is otherwise not entitled to use.
c)You agree to keep and maintain adequate and current written records of all inventions made by you (whether solely or jointly) during the term of your employment with the Company. The records may be maintained in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. You agree to not remove or delete any such records from the Company’s place of business or servers or emails or other Company property except when expressly permitted by the Company in writing. You will return all such records at the time of termination of employment or at any point of time as may be required by the Company / an affiliate.
d)You agree to assist Company, or its designee, at Company’s expense, in every proper way to secure and enforce Company’s rights in the inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You further agree that your obligation to execute or cause to be executed, when it is in your power to do so, any such instrument or papers shall continue after the termination of this Agreement.

1.Personal Data Protection

By signing this Letter of Appointment, you agree to the Company holding and processing, both electronically and manually, the personal data it collects in relation to you. This will be done for the purposes of the administration and management of its employees and for compliance with applicable procedures, laws and regulations. This personal data may be held offshore. You also consent to the

Exhibit 10.25
transfer, storage, and processing by the Company of such data to third parties (under instruction from companies) and associate/ affiliate companies both inside and outside India.

1.Indemnity

You shall, at all times, indemnify and keep indemnified the Company, its directors, officers, employees and other personnel and that of its affiliates against all sums whether by way of claims, demands, damages, costs, charges or expenses paid or incurred by the Company and its affiliates in or in connection with any action, claim, proceeding or demand instituted or made against the Company and its affiliates caused or occasioned by your breach, failure, default or neglect, in the opinion of the Company, to observe and comply fully with the terms and conditions your employment herein contained.

1.Warranty

By signing this letter, you confirm, that: (i) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would in any way impact your ability to perform the position offered to you; and (ii) you have not taken (or failed to return) any confidential information belonging to any prior employer or any other entity.

1.Amendment to this Agreement

You acknowledge that this condition of employment may not be altered, or its obligations excused except by a written document signed by a corporate officer of the Company or the senior employee of the Company.

1.Miscellaneous

a)Governing law: This Agreement shall be governed by and construed in accordance with the Laws of India.

a.Jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement, both the parties irrevocably submit to the exclusive jurisdiction of the courts in Bangalore, India.
b.Dispute Resolution: All disputes, differences or questions arising between the parties or concerning or connected with the interpretation or implementation of this Letter of Appointment (“Dispute”), shall at the first instance be resolved through good faith consultation, which consultation shall begin promptly after a party has delivered to the other party a written request for such consultation. If the parties are unable to resolve the Dispute within 30 days of commencement of consultation proceedings, the Dispute shall be settled submitted to and settled by arbitration in accordance with the Indian Arbitration and Conciliation Act, 1996. The venue for arbitration shall be Bangalore, India and the language used in the arbitral proceedings shall be English. The parties shall mutually agree to choose a person to be the arbitrator. The decision of such arbitrator shall be final and binding on the parties.

Welcome to the Sprinklr India family! The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding.

/s/ Ragy Thomas

Exhibit 10.25

Ragy Thomas
Chief Executive Officer (Director – India)

Acceptance

The provisions of this letter of employment and Non- Disclosure and Confidential Information Agreement have been read and understood and the offer is herewith accepted. I understand that my employment is contingent upon completion of necessary background check and professional reference check. I undertake to keep all the information confidential whether shared or gained during my tenure with the organization.

/s/ Amitabh Misra

Amitabh Misra